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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

JULY 8, 1998

CONTACT:  Jim Roller or Steve Shedd
          OpenROUTE Networks, Inc.
          508/898-2800
          http://www.openroute.com
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OpenROUTE(R) NETWORKS, INC. APPOINTS BRYAN HOLLEY TO BOARD OF DIRECTORS
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     WESTBOROUGH, MASSACHUSETTS - OpenRoute Networks, Inc. (NASDAQ:OPEN) today announced the appointment of Bryan R. Holley to its Board of Directors. Holley was appointed President and CEO of the Company yesterday and brings many years of experience in the Internetworking and LAN Access markets having most recently served as President and CEO of ITK Telecommunications, Inc., Chelmsford, MA. He also served as Senior Vice President, Sales and Marketing for Summagraphics Corporation and Vice President, Marketing and Sales for Telebit Corporation. Mr. Holley has held senior management and marketing positions at Microcom, Inc., Interlan, Inc., and Tandy Corporation.

     Mr. Holley said of his new responsibilities "I am very happy to be joining the team at OpenROUTE Networks and am enthusiastic about the Company's prospects and positioning in this rapidly expanding marketplace. I look forward to leading the Company into a period of growth."

     OpenROUTE Networks, Inc., a leading provider of Internet Access products, is "Simplifying the Business of Connecting." All products, feature OpenROUTE router software, which is recognized by the industry as the best in its class. OpenROUTE software is licensed by IBM, Digital, Ascend Communications, Motorola and many leading vendors. Today, OpenROUTE software powers more than 200,000 routers worldwide. Products come standard with the Company's "ALLways Connected Guarantee," can be installed in minutes, and are easily maintained and managed from central network sites. For more information, contact OpenROUTE Networks, Inc., Westborough, MA, at 800-545-7464 or on the World Wide Web at http://www.openroute.com.